EXHIBIT 14

People’s United Financial, Inc. Code of Conduct

People’s United Financial, Inc.

Code of Conduct

(Amended January 17, 2008)

1.	About this Code of Conduct

At People’s United, we value our reputation for honesty and ethical behavior. This reputation depends on all of us following the highest ethical standards when we deal with our customers, potential customers, other employees, vendors and regulators.

The purpose of this Code of Conduct is to help you understand what People’s United expects of you concerning ethical conduct in the workplace.

This Code of Conduct will:

•	set forth the standards for ethical behavior at People’s United;

•	help you to identify potential violations of this Code;

•	give you information about how to report concerns you may have about violations of this Code or legal or ethical issues generally;

•	outline the standards for disclosing actual or potential conflicts of interest.

No policy can identify every possible situation that may arise involving ethical behavior or conflicts of interest. We expect that you will use your best judgment in applying the requirements of this Code to your particular situation.

If you have any question about what this Code means or how it should be interpreted, you should discuss the matter with your manager, your manager’s supervisor, your Senior Officer or contact People’s United Bank’s Legal Department.

We expect every employee to read, understand, and comply with both the spirit and the letter of this Code. You will be asked annually to certify that you have read and agree to abide by this Code, and that you have disclosed any activities that might violate this Code.

2.	Who is Subject to this Code?

This Code applies to all employees, officers and Directors of People’s United. The Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer/Controller are also subject to the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of People’s United Financial, Inc.” A copy of the Code of Ethics for Senior Financial Officers is posted on People’s United Bank’s public website.

Company and Bank Directors, and certain other officers and employees may also be subject to additional disclosure and certification requirements concerning conflicts of interest, and other matters related to their positions at People’s United. These additional requirements supplement the requirements of this Code, but are not part of this Code.

In addition to this Code, employees are expected to abide by their Bank’s human resource policies. Employees must also follow any specific divisional or departmental policies that apply to them.

3.	Where Can I Find a Copy of this Code?

This Code is posted on People’s United Bank’s external website at “Investor Relations/Corporate Governance/Management”.

4.	Who Should I Talk to if I Have Questions About this Code?

Start with your manager. If you don’t wish to discuss your question with your manager, you may contact your manager’s supervisor, your Senior Officer, or People’s United Bank’s Legal Department. You may also contact People’s United’s ethics hotline, which is maintained by an independent third party, Ethicspoint. The toll-free telephone number for Ethicspoint is 1-800-329-5905 or you can contact Ethicspoint on-line at www.ethicspoint.com.

5.	Definitions

In this Code, some words have defined meanings:

“Bank” means any of the following banks: People’s United Bank, Chittenden Trust Company (Chittenden Bank), The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank and Trust Company, Merrill Merchants Bank or Ocean Bank. The term also includes any subsidiary of any of these banks.

“Code” means this Code of Conduct.

“Company” means People’s United Financial, Inc.

“Executive Officer” means any Senior Executive Vice President, Executive Vice President, the President and the Chief Executive Officer of the Company.

“Outside Business Activity” means ownership of, investment in, material participation in the conduct of, or any other material financial interest in, a business. It does not include an investment in the stock or debt of a publicly-traded company. Examples include, but are not limited to, ownership of a sole-proprietorship; ownership of debt or stock in a corporation that is not publicly-traded; and membership or investment in a limited liability company, limited liability partnership, partnership, or corporation.

“People’s United” means People’s United Financial, Inc. and all of its direct or indirect subsidiaries, including People’s United Bank, Chittenden Trust Company (Chittenden Bank), The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank and Trust Company, Merrill Merchants Bank and Ocean Bank, and their subsidiaries.

“Person” means a natural person, corporation, limited liability company, partnership, trust, association, joint venture, sole proprietorship or any other business entity.

“Senior Financial Officer” means the Chief Executive Officer, Chief Financial Officer and the Chief Accounting Officer/Controller of the Company.

“Senior Officer” means the President, Executive Vice President, Senior Vice President or First Vice President of a Bank.

“Vendor” means a Person who provides goods or services to People’s United, including providers of professional services, such as attorneys, accountants, engineers and consultants.

6.	What is Covered by this Code?

This Code is intended to describe People’s United’s standards for ethical behavior in the workplace, including standards with respect to compliance with law and regulation, actual or potential conflicts of interest, fairness, use of People’s United or Bank customer information, and public and financial disclosure. This Code describes each of these and tells you how to report any concerns that you may have. People’s United also has a separate policy that addresses insider trading rules.

A.	Conflicts of Interest

You have the responsibility to act in People’s United’s best interest when you deal with customers, other employees, Vendors and regulators. A conflict of interest exists whenever your private interests or activities interfere, or even appear to interfere, with your duty to act in People’s United’s best interest.

Conflicts of interest may occur because of an activity or interest that you are involved in directly or because of an activity or interest of another person, such as a friend or a member of your family, that benefits you. You must disclose any conflict of interest, even if it arises because of the activity of a member of your family or another person.

Sometimes, what appears to be a conflict of interest that would otherwise be prohibited is permissible. You must, however, make full disclosure of any potential conflict in writing and get written permission to engage in the activity from your Senior Officer. The following are some examples of actual or potential conflicts of interest. This list is not intended to include every possible conflict of interest that may arise.

You should use your best judgment about whether your particular situation involves a conflict of interest under this Code. You should contact your manager, your manager’s supervisor, your Senior Officer or the People’s United Bank Legal Department if you have any questions or concerns. If you have any doubts about a particular circumstance or relationship, People’s United encourages you to contact one of these individuals or the Legal Department in advance.

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You may not enter into an Outside Business Activity that could have an impact on the value of your service to People’s United without the prior written consent of your Senior Officer. Under no circumstances may you engage in an Outside Business Activity that is in competition with People’s United.

•	You may not enter into an Outside Business Activity with a Person you know to be a competitor or Vendor of People’s United without the prior written consent of your Senior Officer.

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You may accept unsolicited meals, refreshments, entertainment, accommodations (hotel) or travel arrangements (taxi, airfare, etc.) in connection with a business meeting or event, provided that these expenses would otherwise be paid for by People’s United as a reasonable business expense. You should ask your manager or contact the People’s United Bank Legal Department if you have any question as to how this rule applies to you.

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You may from time to time accept unsolicited gifts of reasonable value, such as lunch, dinner, or tickets to a sporting, entertainment, or charitable event, from persons doing business with People’s United or seeking to do business with People’s United, as long as these gifts are not intended to influence transactions with People’s United. You should ask your manager or contact the People’s United Bank Legal Department if you have any concern about how this rule applies to you.

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You may not accept anything of value that will benefit you or a third party, including a member of your family, when offered in connection with a transaction involving People’s United or the business of People’s United.

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You may not solicit anything of value for yourself or someone else (such as a friend or family member) from any customer, Vendor, or Person seeking to do business with People’s United or in connection with a transaction involving People’s United.

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You may not, under any circumstances, accept money from anyone doing business with or seeking to do business with People’s United — whether as a customer or a Vendor — even if the gift would otherwise fall under one of the exceptions mentioned above.

•	You may not engage in an Outside Business Activity with a Person if you have responsibility for their loan file, Vendor relationship, or other relationship involving People’s United.

•	You may not invest in or have a material interest in a Person when you are responsible for making a purchasing recommendation or decision involving that Person.

B.	Compliance with Law, Regulation and Fair-dealing

People’s United expects all individuals affiliated with People’s United to deal fairly and honestly with our customers and potential customers, fellow employees, Vendors and regulators. This means that you are expected to comply fully with all applicable laws and regulations, including those prohibiting discrimination, unequal treatment and unfair trade practices. It also means that you may not allow personal relationships, expectation of personal benefit or personal bias to influence your treatment of customers, employees or Vendors.

C.	Use of People’s United and Bank Customer Information

•	You must abide by your Bank’s policies concerning the confidentiality of customer information.

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You must keep confidential any information about People’s United that has not been disclosed to the general public. This includes People’s United’s financial information, information about People’s United’s strategy and business plans, and information about People’s United’s customers and employees.

•	You may not provide non-public information about People’s United or about any customer or potential customer to anyone except in accordance with your Bank’s privacy procedures.

•	You may not use any information you have received because of your status as an employee of People’s United for your own benefit or for the benefit of a third party, such as a friend or family member.

D.	Full, Fair, Accurate, Timely and Understandable Public Disclosures

People’s United is committed to ensuring that all public disclosures, including financial disclosures filed with the Office of Thrift Supervision, the Securities and Exchange Commission and The NASDAQ Stock Market, are complete, timely and accurate and that they are provided in a manner that is fair and understandable. You are expected to promote this commitment by using your best efforts to ensure that information that you compile or maintain is accurate and complete, and that you comply with People’s United’s internal and financial control processes.

Any concerns about the adequacy of People’s United’s accounting, internal accounting controls, or auditing matters should be reported promptly. Please see Section 7a of this Code for more information about how to report concerns or complaints.

7.	Reporting Concerns or Complaints under this Code

You are expected to report promptly any concerns you have about illegal or unethical behavior, conflicts of interest, financial and public disclosure, misuse of customer information or any other violation or suspected violation of this Code. In thinking about whether a situation should be reported, you should ask yourself:

•	Does this situation violate a law, regulation or one of People’s United’s or your Bank’s policies?

•	Could it harm People’s United’s or your Bank’s reputation or the reputation of a customer or another employee?

•	Would this situation lead to embarrassment for me, other employees or for my Bank or People’s United if it became public?

You may report concerns to your manager, your manager’s supervisor, or to your Senior Officer. You may also report to your Bank’s Security Department, People’s United Bank’s Audit Department or People’s United Bank’s Legal Department.

If you are uncomfortable speaking to someone at People’s United about your concerns, you may contact Peoples’ United’s ethics hotline, which is maintained by an independent third party, Ethicspoint. The toll-free number for Ethicspoint is 1-800-329-5905 or you can contact them on the web at www.ethicspoint.com.

Complaints can be made anonymously; however, you are encouraged to identify yourself in case additional facts are needed in order to allow People’s United to investigate the matter fully.

People’s United will not retaliate against or discipline anyone because he or she has made a good faith complaint or report concerning illegal or unethical conduct.

a. Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters.

Concerns or complaints about the accuracy or adequacy of People’s United’s or your Bank’s accounting processes, internal accounting controls or auditing processes should be reported promptly. Complaints can be made to the People’s United Bank Audit Department, People’s United Bank’s Legal Department or to your Senior Officer.

You may also contact the Audit Committee of the Company’s Board of Directors directly by writing to its Chairman, George P. Carter, People’s United Bank, 850 Main Street, Bridgeport, CT 06604.

Complaints can also be made to People’s United’s ethics hotline, which is maintained by an independent third party, Ethicspoint. The toll-free number for Ethicspoint is 1-800-329-5905, or you can contact them on-line at www.ethicspoint.com.

Any complaints received will be reported to the Directors’ Audit Committee at its next scheduled meeting. Complaints can be made anonymously; however, you are encouraged to identify yourself in case additional facts are needed in order to allow People’s United to investigate the matter fully.

People’s United will not retaliate against or discipline anyone because he or she has made a good faith complaint or report about accounting, internal accounting controls or auditing matters.

8.	Investigations of Reports

Any complaint or report made under this Code will be investigated by appropriate internal personnel, which may include departmental personnel, and/or Security, Audit, Legal and Human Resources staff at your Bank or People’s United Bank. Where appropriate, information concerning the complaint will be referred to the Company’s Audit Committee and may also be reported to regulatory or legal authorities.

9.	Disciplinary Action

Violations of this Code may result in disciplinary action, including any of the following: written warning, demotion or salary reduction, suspension with or without pay, or termination for cause. The type of disciplinary action imposed will be determined based on an evaluation of all of the following circumstances: whether the violation was intentional; whether the individual should reasonably have known that his or her conduct violated the Code; whether the violation exposed People’s United or your Bank to legal, operational, credit or reputational risk and if so, the extent of such risk; and People’s United’s past practices with respect to similar violations.

People’s United will not retaliate against or discipline anyone because he or she has made a good faith complaint or report under this Code.

Of course, anyone who knowingly makes a false accusation of wrongdoing will be subject to disciplinary action, up to and including termination.

10.	Disclosure

You will be required to certify your compliance with this Code each year and to disclose promptly in writing all current or potential conflicts of interest, or any situation that creates the appearance of a conflict of interest. Company and Bank Directors and certain other officers and employees may also be asked to provide additional certifications concerning conflicts of interest and other matters related to their positions at People’s United.

11.	Review by Internal Auditor and Audit Committee

People’s United Bank’s Internal Auditor and the Chairman of the Audit Committee of the Company’s Board of Directors will review all disclosures made under this Code, evaluate whether they are within the scope of this Code, and take such action as they believe is appropriate. Action may include making reports to the Audit Committee of the Board of Directors. The Audit Committee will report as necessary to the Board of Directors.

12.	Waivers

Waivers of the provisions of this Code for employees other than Executive Officers and Senior Financial Officers may be made only with the written approval of an Executive Officer and with the consent of the Company’s General Counsel and will be reported to the Company’s Directors’ Audit Committee.

Waivers involving Executive Officers, Company Directors and Senior Financial Officers are subject to special rules and may be made only with the approval of the Company’s Board of Directors. Any such waivers will be publicly disclosed in accordance with applicable law and NASDAQ listing requirements.